Exhibit 10.11

ALLENA PHARMACEUTICALS, inc.

AMENDED AND RESTATED

Non-Employee Director Compensation Policy

The purpose of this Amended and Restated Non-Employee Director Compensation Policy of Allena Pharmaceuticals, Inc. (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries to serve on the Company’s Board of Directors (the “Board”).  In furtherance of the purpose stated above, all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in advance.

Additional Annual Retainer for Non-Executive Chairman of the Board:	$30,000
Additional Annual Retainer for Lead Independent Director:	$20,000
Additional Retainers for Committee Membership:
Audit Committee Chairperson:	$15,000
Audit Committee Member:	$7,500
Compensation Committee Chairperson:	$12,000
Compensation Committee Member:	$6,000
Nominating and Corporate Governance Committee Chairperson:	$8,000
Nominating and Corporate Governance Committee Member:	$4,000

Equity Retainers

Upon initial election or appointment to the Board: An initial equity grant (the “Initial Grant”) in the form of a non-qualified stock option to purchase up to 74,000 shares of common stock, at an exercise price equal to the closing price of the Company’s common stock on the NASDAQ Stock Market on the date of such election or appointment (the “grant date” for the Initial Grant), which stock option shall vest ratably over three years in annual installments commencing on the grant date; provided, that, if not already vested, the Initial Grant shall vest in full on the date of the third annual meeting of stockholders following the grant date, provided, however, that all vesting shall cease if the board member resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

Annual equity grants:  On the date of the Company’s Annual Meeting of Stockholders (the “Annual Meeting”), each continuing non-employee member of the Board who has served as a director for the previous six months will receive an annual equity grant (the “Annual Grant”) in the form a non-qualified stock option to purchase up to 37,000 shares of common equity stock, at an exercise price equal to the closing price of the Company’s common stock on the NASDAQ Stock Market on the date of the Annual Meeting (the “grant date” for the Annual Grant), which stock option shall vest in full (i.e., in single installment) upon the earlier to occur of the first anniversary of the date of grant or the date of the next Annual Meeting, provided, however, that all vesting shall cease if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any Committee.

ADOPTED: February 15, 2021